UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2008

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 5, 2008, the stockholders of LeapFrog Enterprises, Inc. (the “Company”) approved a one-time stock option exchange program, as described in the Company’s definitive proxy statement for its 2008 Annual of Stockholders, filed with the Securities and Exchange Commission (the “SEC”) on April 21, 2008 (the “Proxy Statement”). Under the option exchange program, the Company would offer to exchange, for new lower-priced options, certain outstanding options previously granted under either the Company’s 2002 Equity Incentive Plan or 2002 Non-Employee Director Stock Award Plan (collectively referred to as the “Plans”) or under two special inducement grants awarded to the Company’s Chief Executive Officer outside of the Company’s Plans (the “Inducement Grants”) upon his joining the Company. On June 5, 2008, the stockholders of the Company also approved the grant of nonstatutory stock options, pursuant to the option exchange program, to the Company’s Chief Executive Officer outside of the Company’s 2002 Equity Incentive Plan in exchange for the Inducement Grants.

Under the option exchange program, stock options would be eligible for the program if they had exercise prices per share greater than the higher of (a) $7.50 or (b) $0.25 above the closing price of the Class A common stock as reported on the New York Stock Exchange (the “NYSE”) for the business day prior to the date on which the exchange offer expired (the “Adjusted Market Price”). The opportunity to participate in the option exchange would be offered to all of the Company’s domestic employees (including officers), certain foreign employees and members of the board of directors. Eligible options surrendered for exchange under the program that were issued under the Plans would be, upon the closing of the exchange offer, exchanged for new options granted under the 2002 Equity Incentive Plan. Under the program, each new option would have: (1) an exercise price per share equal to the higher of $7.50 or the Adjusted Market Price, (2) the same expiration date as the tendered eligible option and (3) the same vesting terms as the tendered eligible option, except that the vesting schedule for any options that were already vested or that would vest within 12 months of the new option grant date would be reset such that those options would vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continued to provide services to the Company. The number of shares subject to each new option grant would be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant (at the time of grant) being equal to the fair value of the eligible option grant tendered for exchange (at the time immediately prior to cancellation of the eligible option). The exchange ratios would be calculated using the Black-Scholes option valuation model and based upon the closing price of the Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions. For information regarding eligible options held by the Company’s executive officers and directors, see “Proposal Two—Approval of the Option Exchange Program—Interests of Our Directors and Executive Officers in the Option Exchange Program” in the Proxy Statement.

On May 9, 2008, the Company filed with the SEC a Schedule TO related to the option exchange program (the “Schedule TO”), including an Offer to Exchange of even date therewith (the “Offer to Exchange”), which sets forth the terms and conditions of the option exchange offer (the “Offer”). The Offer expired at 12:00 noon, Pacific time, on Monday, June 9, 2008. Optionholders eligible to participate in the Offer tendered, and the Company accepted for cancellation, eligible options to purchase an aggregate of 4,936,063 shares of the Company’s Class A common stock from 70 participants, representing 74.1% of the total shares of Class A common stock underlying options eligible for exchange in the Offer. The Company has granted new options to purchase an aggregate of 3,668,865 shares of Class A common stock in exchange for the cancellation of the tendered eligible options. The exercise price per share of each new option granted in the Offer is $9.14, which was $0.25 above the closing price of the Company’s Class A common stock as reported by the NYSE on June 6, 2008, the business day prior to the expiration of the Offer, except for 1,421,713 new options that were granted at prices approximately 29% to 66% above $9.14 per share.

Options tendered by eligible optionholders above include 650,000 shares underlying the Inducement Grants that the Company’s Chief Executive Officer exchanged in the Offer for new options to purchase 521,338 shares outside of the Company’s Plans. The terms and conditions of the new options granted to the Company’s Chief Executive Officer outside of the Company’s Plans are set forth in the Stock Option Agreement filed herewith as Exhibit 10.01.

The foregoing description of the option exchange program is qualified in its entirety by reference to the description of the program set forth in the Proxy Statement, the Schedule TO and the Offer to Exchange (filed with the Schedule TO as Exhibit 99(a)(1)(A)).

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description

10.01	Form of Stock Option Agreement, executed between LeapFrog Enterprises, Inc. and Jeffrey G. Katz on June 9, 2008 for 123,954 shares of Common Stock at a per-share exercise price of $11.82, and 397,384 shares of Common Stock at a per-share exercise price of $14.79.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

Date: June 11, 2008	By:	/s/ Peter M. O. Wong
Peter M. O. Wong
Senior Vice President and Corporate Secretary